Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

Greenhill & Co. Appoints New Chief Financial Officer; Announces Other Internal Promotions

New York, March 19, 2008 – Greenhill & Co., Inc. (NYSE: GHL), a leading independent investment bank, today announced the appointment of Richard J. Lieb as Chief Financial Officer. Mr. Lieb, 48, joined Greenhill in 2005 as a Managing Director, having spent 20 years at Goldman Sachs where he headed the real estate investment banking group. “Richard brings a wealth of financial and management experience to the CFO role and, as was the case with his predecessor, will also continue his important client advisory role,” Scott L. Bok and Simon A. Borrows, Co-Chief Executive Officers, commented.

John D. Liu, the Firm’s prior Chief Financial Officer, has resigned to take a position with a client of the Firm.

“In the four years since our IPO, only four of our 24 pre-IPO Managing Directors have left the Firm. During that time, primarily through recruiting senior bankers with new industry sector or geographic-based expertise, we have increased our count of Managing Directors and Senior Advisors by 23, including 2 new recruits announced in the year to date. While we regret John’s departure, we are pleased he is joining a client of the Firm, and we wish him the best in his future endeavors,” Robert F. Greenhill, Chairman, commented.

Separately, Harold J. Rodriguez, Jr., 52, who will continue to head the Firm’s finance, regulatory and administrative functions, has been named Chief Administrative Officer of the Firm in recognition of his broad responsibilities. “Hal has done a first class job managing all our internal functions, and has done so in a way that has given us the lowest non-compensation costs among our competitors,” Messrs. Bok and Borrows commented.

The Firm also announced that Ulrika Ekman, 45, previously General Counsel of the Firm, has been appointed Co-Head of U.S. Mergers & Acquisitions alongside Jeffrey F. Buckalew, who will continue his role as a Co-Head. Ms. Ekman joined the Firm in

2004, having been a partner at Davis Polk & Wardwell, where she often worked on Greenhill transactions. “Ulrika has become increasingly involved in M&A transaction execution across the many industry sectors on which the Firm focuses. This client-facing role will make more full use of the transaction structuring, negotiation and tactical skills and judgment she has demonstrated in her four years at Greenhill,” Mr. Bok commented.

Jodi Ganz, 36, previously Assistant General Counsel of the Firm, has been named Acting General Counsel. Ms. Ganz joined Greenhill from Davis Polk & Wardwell in early 2007.

“While economic and market conditions are obviously challenging, Greenhill is very well positioned for this environment. Our strategy of focusing on corporations rather than private equity or hedge funds is serving us well. Clients increasingly are turning to independent firms for advice, in light of both perceived conflicts and the turmoil generally at the large securities firms. We are finding good opportunities to recruit Managing Directors who extend our geographic or industry sector reach. And our three active merchant banking funds, as well as the special purpose acquisition company (SPAC) we recently funded in a $400 million initial public offering, are anticipating attractive investment opportunities given reduced valuations and more difficult financial market conditions,” Messrs. Bok and Borrows commented.

Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Dallas and San Francisco.

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